Exhibit 14

CODE OF ETHICS FOR FINANCIAL MANAGERS AND SUPERVISORS

Preface

All directors, officers and employees, including Financial Managers and Supervisors, are required to adhere to Triple-S Management Corporation and its subsidiaries (hereinafter collectively referred to as the “Corporation”) Code of Business Conduct and Ethics; however, the professional and ethical conduct of the Financial Managers and Supervisors is essential to the proper functioning and success of the Corporation.  Consequently, Financial Managers and Supervisors of the Corporation shall also be required to adhere to the provisions of this Code of Ethics for Financial Managers and Supervisors (this “Code”).

Purpose

The purpose of this Code is:

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To promote the honest and ethical conduct of our Financial Managers and Supervisors (described below), including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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To promote full, fair, accurate, timely and understandable disclosure in periodic reports and documents filed or submitted by the Corporation to the Securities and Exchange Commission (“SEC”) and in other public communications made by the Corporation;

•	To promote compliance with all applicable laws, rules and regulations that apply to the Corporation and its officers;

•	To encourage the prompt internal reporting of violations of this Code; and

•	To provide accountability for adherence to this Code.

Financial Managers and Supervisors

For purposes of this Code, the term “Financial Managers and Supervisors” shall mean: All finance personnel in a supervisory role at Triple-S Management Corporation, including at any subsidiary of Triple-S Management Corporation.

Code of Ethics for Financial Managers and Supervisors 2020

Honest and Ethical Conduct

Financial Managers and Supervisors will exhibit and promote the highest standards of honest and ethical conduct through the following:

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Encourage professional honesty and integrity in all aspects of the financial departments, by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal, or alienation from the financial departments or the Corporation itself.

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Prohibit and eliminate the appearance or occurrence of conflicts between what is in the best interest of the Corporation and what could result in material personal gain for a member of the financial departments, including Financial Managers and Supervisors, or any other party.

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Promptly bring to the attention of his/her supervisor, Human Resources, the Compliance Office, the Legal Affairs Office, the Internal Audit Office, the Disclosure Committee, the Audit Committee, or through Ethics Point, as appropriate, any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Corporation’s ability to record, process, summarize and report financial data or (b) any suspicious behavior or apparent fraud, whether or not material, that involves employees who have a significant role in the Corporation’s financial reporting, disclosures or internal controls or (c) any information concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Corporation or (d) any deviations in practice from policies and procedures governing honest and ethical behavior.

•	Demonstrate their personal support for policies and procedures through periodic communication reinforcing these ethical standards throughout the finance departments.

If you have any doubt as to whether a specific conduct would be considered a conflict of interest, consult with the Legal Affairs Office of Triple-S Management Corporation.

Financial Records and Periodic Reports

Full, fair, accurate, timely and understandable disclosure in our periodic reports filed with the SEC or any other regulator or the New York Stock Exchange and in any other public communications is required by SEC rules and is essential to our continued success.  The highest standard of care should be exercised in preparing such materials.  We have established the following guidelines to ensure the quality of our periodic reports:

Code of Ethics for Financial Managers and Supervisors 2020

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The Corporation’s accounting records, as well as reports produced from those records, must be kept and presented in accordance with Generally Accepted Accounting Principles and any other principles as required, from time to time, by law or regulatory agencies.

•	All records must fairly and accurately reflect the transactions or occurrences to which they relate.

•	All records must fairly and accurately reflect the Corporation’s assets, liabilities, revenues and expenses.

•	The Corporation’s accounting records must not contain any false or intentionally misleading entries.

•	No transaction may be intentionally misclassified as to accounts, departments or accounting periods or in any other manner.

•	All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

•	No information may be concealed from the internal auditors or the independent external auditors.

•	Financial officers shall not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised.

Compliance with the Corporation’s system of internal accounting controls and financial policies is required.

Relationship with Independent Accountants and Auditors

No Financial Manager or Supervisor shall knowingly make or cause to be made any false or misleading statement to, or knowingly conceal or cause any other person to conceal any information or fact from, an accountant in connection with the preparation of financial statements or records or any audit, review or examination of the financial statements or records of the Corporation or the preparation or filing of any report or document filed or required to be filed by the Corporation with the SEC or the New York Stock Exchange or any other governmental or regulatory authority.

Code of Ethics for Financial Managers and Supervisors 2020

No Financial Manager or Supervisor shall take, or shall cause any other person acting under such Financial Manager or Supervisor’s direction to take, any action to coerce, manipulate, mislead or fraudulently influence any independent public or certified public accountant engaged in the performance of an audit or review of the financial statements of the Corporation, if the Financial Manager or Supervisor knows or should know that such action, if successful, could result in rendering such financial statements false or misleading. Prohibited actions include, but are not limited to, those actions taken at any time to coerce, manipulate, mislead or fraudulently influence an auditor:

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To issue or reissue a report on the Corporation’s financial statements that is not warranted under the circumstances, due to material violations of Generally Accepted Accounting Principles, Generally Accepted Auditing Standards or other professional or regulatory standards;

•	Not to perform an audit, review or other procedure required by Generally Accepted Auditing Standards or other professional or regulatory standards;

•	Not to withdraw an issued report; or

•	Not to communicate matters to the Corporation’s Audit Committee.

Compliance with Applicable Laws, Rules and Regulations

Financial Managers and Supervisors will establish and maintain mechanisms to:

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Educate members of the finance departments about any federal, state, or local statute, regulation, or administrative procedure that affects the operation of the finance departments and the Corporation.

•	Monitor the compliance of the finance departments with any applicable federal, state, or local statute, regulation, or administrative rule.

•	Identify, report, and correct in a swift and certain manner, any detected deviations from applicable federal, state, or local statute, regulation or administrative procedure.

We are strongly committed to conducting our business affairs with honesty and integrity and in full compliance with all applicable laws, rules and regulations.  Financial Managers and Supervisors shall not commit an illegal or unethical act or instruct others to do so, for any reason.

Code of Ethics for Financial Managers and Supervisors 2020

Reporting of Violations

Financial Managers and Supervisors are expected to comply with both the letter and spirit of all applicable governmental rules and regulations and this Code, and to report any suspected violations of applicable governmental rules and regulations or of this Code to the Legal Affairs Office of Triple-S Management Corporation, the Internal Audit Office, the Audit Committee of the Board of Directors of the Corporation, or through Ethics Point.  No one will be subject to retaliation because of a good faith report of a suspected violation.

Communicating with the SEC

Nothing in this Code of Ethics for Financial Managers and Supervisors prohibits any Financial Manager or Supervisor from reporting possible violations of federal law or regulation to the SEC or to any other governmental agency or entity or from making any other reports or disclosures that are protected under the whistleblower provisions of federal law or regulation. Financial Managers and Supervisors do not need prior authorization of the Corporation’s Board of Directors, Chief Executive Officer, or General Counsel to make any such reports or disclosures, and they are not required to notify the Corporation that any such reports or disclosures have been made.

Waivers

Any request for a waiver of any provision of this Code must be in writing and addressed to the Board of Directors. Waivers of this Code may be made only by the Board of Directors of the Corporation or a committee thereof and will be disclosed in accordance with the Corporation’s policies, SEC requirements, and any applicable rules of the New York Stock Exchange.

Accountability

Compliance with this Code is a condition of employment and any violations of the Code may result in disciplinary action, including termination of employment.  All Financial Managers and Supervisors of the Corporation are required to act in conformance with this Code always and to encourage all of their respective subordinates to act in conformance with this Code and the Corporation’s Code of Business Conduct and Ethics. Each Financial Manager and Supervisor is responsible for maintaining a working knowledge and understanding of this Code and will be required to certify on an annual basis that he or she has read, understands and agrees to comply with the most recent version of this Code. Each Financial Manager and Supervisor is expected to be familiar with the legal and regulatory requirements applicable to their responsibilities and to perform their duties in accordance with such laws, rules and regulations.

Code of Ethics for Financial Managers and Supervisors 2020

No Rights Created

The obligations outlined by this Code of Ethics are a supplement to, and do not replace or modify the employee responsibilities and obligations separately required in the Corporation’s Code of Conduct. It is not intended to and does not create any rights in any employee, customer, supplier, competitor, shareholder or any other person or entity.

Revisions and Supplements

This Code may be revised or supplemented from time to time to reflect changing laws and ethical standards.

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